EXHIBIT 2

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13D need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Planet Technologies, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:	December 9, 2004

THE ST. PAUL TRAVELERS COMPANIES, INC.

	By:	/s/	Bruce A. Backberg
Bruce A. Backberg
	Its:		Senior Vice President

ST. PAUL FIRE AND MARINE INSURANCE COMPANY

	By:	/s/	Bruce A. Backberg
Bruce A. Backberg
	Its:		Senior Vice President

SPLIT ROCK PARTNERS, LLC

	By:	/s/	Steven L.P. Schwen
Steven L.P. Schwen
	Its:		Chief Financial Officer

WINDAMERE III, LLC

	By:	/s/	Scott L. Glenn
Scott L. Glenn
	Its:		Managing Member